Exhibit (a)(1)(C)

Color Up, LLC Announces Cash Tender Offer for The Parking REIT
•     $11.75 per share in cash
•     Offer expires on November 5th at 5 p.m. Eastern Time

Cincinnati, OH., October 12, 2021 -- Color Up, LLC (“Color Up”), announced that it has commenced a cash tender offer for up to 900,506 of the outstanding shares of common stock of The Parking REIT, Inc. (the “Company”) at a price per share of $11.75, without interest, subject to any applicable withholding tax. The 900,506 shares subject to the tender offer represent approximately 15% of the Company’s shares of common stock currently outstanding. Color Up is conducting the tender offer pursuant to the Equity Purchase and Contribution Agreement dated as of January 8, 2021 (the “Purchase Agreement”), by and among the Company, Color Up, MVP REIT II Operating Partnership, L.P., Michael V. Shustek, Vestin Realty Mortgage I, Inc., and Vestin Realty Mortgage II, Inc. The other transactions contemplated by the Purchase Agreement closed on August 25, 2021 and included Color Up’s acquisition of 22.4% of the Company’s shares.

The tender offer is not contingent upon any minimum number of shares being tendered. However, the tender offer is subject to other terms and conditions which are described in detail in the Offer to Purchase and related Letter of Transmittal. The Offer to Purchase and related Letter of Transmittal which have been mailed to stockholders of record concurrently with the commencement of the tender offer include specific instructions and a complete explanation of the terms and conditions of the tender offer.

The tender offer will expire at 5:00 P.M. Eastern Time on November 5, 2021, unless extended by Color Up. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials. Stockholders should read the Offer to Purchase and the related Letter of Transmittal carefully because they contain important information. Stockholders may obtain a free copy of the Offer to Purchase and the related Letter of Transmittal from Broadridge, Inc., the information agent, whose contact information is below. Questions or requests for assistance may be directed to the information agent.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the Company's common stock, and does not constitute an offer to buy or the solicitation to sell shares of the Company's common stock. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Color Up has filed with the SEC. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that each of Color Up and the Company files with the SEC at the SEC's website at www.sec.gov, and stockholders may obtain them for free from the information agent for the tender offer:

Broadridge, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
Call Toll-Free: (888) 789-8409
Email: shareholder@broadridge.com

Forward-Looking Information

Certain statements and information included in this press release constitute "forward-looking statements." Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief regarding the benefits of the tender offer and its anticipated timing and funding. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the risk factors described in the Company’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.